EXHIBIT 10.26

XENON GAME PERIPHERAL LICENSING AGREEMENT

This Xenon Game Peripheral Licensing Certification Agreement (the “Agreement”) is made and entered into on                             , (the “Effective Date”) by and between Madcatz Inc. (“Company”), a California corporation with its principal place of business at 7480 Mission Valley Road, Suite 101, San Diego, California 92108 and Microsoft Corporation, a Washington, U.S.A. corporation with its principal place of business at One Microsoft Way, Redmond, Washington 98052 (“Microsoft”).

1.	Definitions. The following terms as used herein will have the following meanings:

1.1      “Approved Vendor” is a supplier for Xenon Chip(s) as set forth in Exhibit F that is approved by Microsoft in writing to sell such the Xenon Chip(s) to third parties.

1.2      “Branding Specifications” means the specifications in Exhibit B-2, and such other branding specifications as Microsoft may hereafter provide from time to time, for using the Xenon Logos as licensed herein.

1.3      “Certification Specifications” means the then-current Xenon peripheral and interface specifications that are used by Microsoft or the Certification Testing Center to verify the compatibility of the Proposed Product(s) with the Xenon console.

1.4      “Certification Testing Center” means the entity(ies) designated by Microsoft on Exhibit D and any update to Exhibit D, to verify Proposed Product(s) for Xenon compatibility in compliance with the Certification Specifications.

1.5      “End-User” means a retail customer or purchaser of the Licensed Product.

1.6      “Firmware” means that proprietary Microsoft firmware instantiated on a silicon chip and designed to allow the chip to operate within the Xenon console platform.

1.7      “Licensed Product(s)” means those Proposed Product(s) which meet the Xenon Certification Specifications, have passed the Xenon certification process in Section 6 and meet the Quality Standards and Microsoft Standards in accordance with the terms of this Agreement. Licensed Product(s) must be of the type listed in Exhibit E and may not be products listed under the Excluded Product heading on Exhibit E as it is subsequently updated by mutual written agreement of the parties.

1.8      “Microsoft Materials” means the Technical Documentation, Firmware and Necessary Claims.

1.9      “Microsoft Standards” means Microsoft’s restricted substances specifications, Vendor Code of Conduct and Microsoft’s social and environmental compliance specification as released to Company prior to execution and delivery of this Agreement and as updated by Microsoft from time to time.

1.10    “Microsoft IP” means (a) any and all Necessary Claims held by Microsoft or any of its Affiliates during the Term of the Microsoft License; and (b) any and all copyright and trade secret rights that Microsoft or any of its Affiliates may have in the Microsoft Materials during the Term of the Microsoft License.

1.11    “Necessary Claims” means claims: (a) of a patent or patent application that Microsoft now or hereafter owns or otherwise has the right to license to Company, without the payment of any royalty or other amounts to any unaffiliated third party; and (b) that are necessarily infringed by implementation of the Security Feature. For purposes of the foregoing, a claim is a “Necessary Claim” only when it is not possible to avoid infringement, because there is no technically reasonable, non-infringing alternative. Further, notwithstanding the foregoing, “Necessary Claims” do not include any claims: (1) other than those set forth above, even if contained in the same patent or patent application as Necessary Claims; (2) to any enabling technologies that may be necessary to make or use any product (or a portion thereof) or combination that implements the Security Feature (such as hardware, semiconductor manufacturing, compiler, object-oriented, operating system, protocol, programming

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interface or networking technologies); (3) covering the implementation of other published specifications that may be referenced in the Microsoft Materials; or (4) to the extent such claim covers any product (or portion thereof) or combination, the purpose or function of which is not included in the Security Feature.

1.12    “Product Package” means the retail container package containing the Licensed Product and other materials that are included with the Licensed Product.

1.13    “Proposed Product” means a pre-release version of Company’s peripheral device which meets the Xenon Certification Specifications, and that is submitted to Microsoft or its Certification Testing Center for verifying its compatibility for use with the Xenon game system.

1.14    “Quality Standards” means the standards of workmanship, overall quality and performance generally accepted in the video game console peripheral industry.

1.15    “Security Feature” means Microsoft’s proprietary protocol used to validate authentic devices on the Xenon platform as implemented in a Xenon Chip or other implementation method designated by Microsoft in writing.

1.16    “Technical Documentation” means the specifications, reference code and other technical documentation listed as “Technical Documentation” in the attached Exhibit A or otherwise delivered by Microsoft for Company’s use under this Agreement.

1.17    “Term” means the term of the Agreement set forth in Section 15(a) unless earlier terminated in accordance with Section 15.

1.18    “Territory” means those countries set forth on Exhibit E.

1.19    “Xenon” means the second generation Microsoft Xbox video game and entertainment console.

1.20    “Xenon Certified Logo” means the Xenon Certified Logo as provided by Microsoft to Company and set forth in Exhibit B-1 for use on the Product Package and related promotional materials, advertising and documentation for Licensed Product(s) in accordance with the terms of this Agreement.

1.21    “Xenon Product Jewel Logo” means the stylized Xenon (“X”) as provided by Microsoft to Company and set forth in Exhibit B-1 for use on Licensed Product(s) in accordance with the terms of this Agreement.

1.22    “Xenon Logos” means the Xenon Certified Logo and the Xenon Product Jewel Logo, collectively.

1.23    “Xenon Chip(s)” means that application specific integrated circuit or circuits made only by Approved Suppliers that instantiates the Firmware and/or the Security Feature.

All other initially capitalized terms will have the meanings hereinafter assigned to them.

2.	Xenon Development Kit License.

Company shall, as a pre-requisite to submission of any Proposed Product for verification under this Agreement, obtain from Microsoft one or more Xenon Development Kits (Peripherals) for third party peripheral manufacturers (“PXDK”) for the fee set forth in Section 5. Company’s use of the PXDK will be subject to the separate PXDK license agreement available separately from Microsoft.

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3.	Licenses.

3.1      Xenon Security Feature. Microsoft, on behalf of itself and its affiliates, hereby grants to Company a personal, nonexclusive, nontransferable, royalty-bearing, nonsublicensable license, under the Microsoft IP, to do in the Territory the following: (a) make and use a reasonable number of copies of the Technical Documentation, but only as necessary for the development of an independent Licensed Product that conforms to the specifications included in the Technical Documentation; (b) make derivative works based on source code supplied in the Technical Documentation, if any, for incorporation into Licensed Product; (c) incorporate object code supplied in the Technical Documentation and object code derivatives of source code supplied in the Microsoft Materials into the Licensed Product; (d) use and distribute Firmware, if any, only as incorporated in Licensed Product by its implementation in Xenon Chip(s) made by and purchased from Authorized Vendors, (e) sell, offer for sale, import and distribute, directly or indirectly Licensed Product that implements the Security Feature. Except as specifically provided in (b), (c) and (d) of this Section 3.1, the license grant above does not include any right to disclose or incorporate into any Licensed Product or any other product any copy of, or derivative work based upon, any Technical Documentation or Firmware or portion thereof.

3.2      Xenon Chip(s). The license granted in Section 3.1 includes the right for Company to purchase the Xenon Chip(s) from an Approved Vendor for use with the Licensed Product(s), upon such pricing and other terms to be agreed upon between Company and the Approved Vendor. Microsoft reserves the right to require additional design or other specifications relating to the Xenon Chip(s) and/or to add or decrease security requirements, including, without limitation, implementation of the Security Feature without using the Xenon Chip(s).

3.3      Restricted Software. The license grants above does not include any right to, and Company shall not use any software subject to an Excluded License to make any derivative of any Microsoft Materials or offer, sublicense or distribute any code supplied in the Microsoft Materials or derivative of any such code in conjunction with any software subject to an Excluded License. “Excluded License” means the GNU General Public License (GPL), Lesser/Library GPL (LGPL), Community Public License (CPL) or any license for software where the license includes terms providing that: (a) a licensee of the software is granted access to the source code for the software concerned and authorized to modify or make derivative works of the source code for the software; and (b) the licensee is authorized to distribute the derivative works only if subsequent licensees are granted a license under substantially similar license terms with respect to distribution rights and the terms described in (a) above.

3.4      Reservation of Rights. All rights not expressly granted in this Agreement are reserved. No additional rights whatsoever (including, without limitation, any implied licenses) are granted by implication, estoppel or otherwise. Without limiting the generality of the foregoing, the license grant in 3.1 above does not include, and Microsoft does not grant, any right under any patent or intellectual property right other than the Microsoft IP. Microsoft owns all right title and interest in the Microsoft Materials. Microsoft may in its sole discretion (i) choose not to implement the Security Feature on the Xenon platform and/or (ii) choose not to implement Firmware in Xenon Chips. If either of the two occurs events, the license grant in Section 3.1 above will not include the license in subsection (d) and either party will have the right to terminate the agreement as set forth in Section 15.2.

3.5      Foundry Products. The license grants above do NOT include any rights to make, use, sell, offer for sale, import or distribute Licensed Product designed by or for a third party without substantial input from Company, and manufactured, reproduced, sold, leased, licensed or otherwise transferred from Company to that third party (or to customers of, or as directed by, that third party) on essentially an exclusive basis.

3.6      Reverse Engineering:

(a)      Company shall not reverse engineer, decompile, disassemble, or otherwise access the source code for any portion of the Security Feature or Firmware except (i) as permitted by applicable law which cannot be waived by this subsection, or (ii) as authorized by separate agreement by Microsoft or a Microsoft affiliate.

(b)      Company shall use commercially reasonable efforts in Company’s industry to design Licensed Products to prevent third parties from reverse engineering, decompiling or disassembling any portion of the Security

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Feature and/or Firmware and to prevent end users from discovering the source code of any component of the underlying Security Feature and/or Firmware.

4.	License of Xenon Logos

4.1      Xenon Certified Logo. Microsoft will provide Company with the required Xenon Certified Logo artwork. Upon approval of the Licensed Product under Section 6.3 and subject to payment of the license fees and royalties set forth in Section 5, Microsoft grants to Company a non-exclusive, fully paid-up, non-transferable, revocable, personal license to use the Xenon Certified Logo during the Term in the Territory only on Company’s Product Package and related promotional materials, advertising and documentation in connection with the marketing, sales and distribution of the Licensed Product, according to the Branding Specifications and the other terms and conditions set forth herein. Company is not authorized or licensed, to include the Xenon Certified Logo on the Licensed Product itself or on any labels affixed to the Licensed Product or as part of any warranties made by the Company. All rights not expressly granted herein are reserved to Microsoft.

4.2      Xenon Product Jewel Logo. In addition to the license granted in 4.1, Microsoft grants to Company a non-exclusive, fully paid-up, non-transferable, revocable, personal license during the Term in the Territory only to place the Xenon Product Jewel Logo on Licensed Product(s), according to the Branding Specifications and the other terms and conditions set forth herein. Company is not authorized or licensed to include the Xenon Product Jewel Logo on any promotional materials or advertising in connection with the marketing, sales and distribution of the Licensed Product(s), or as part of any warranties made by the Company. The Xenon Product Jewel Logo is licensed to Company solely for placement on the Licensed Product(s) as set forth herein. All rights not expressly granted herein are reserved to Microsoft.

4.3      Company will deliver to Microsoft for Microsoft’s review and approval, the Product Package and any other materials that use or refer to the Xenon Logos or any other Microsoft name, in advance of any manufacture, distribution or publication of the same, for purposes of determining that the use of the Xenon Logos comply with the Branding Specifications and that the Licensed Product(s)’ Product Package complies with the Licensed Product Packaging Template. All requests for approval hereunder will be submitted to:

  Scott Loomis, Xenon Peripherals Program Manager

  Microsoft Corporation, One Microsoft Way, Redmond, WA 98052, USA

  e-mail: xbox3pp@xbox.com

4.4      Company agrees to incorporate Microsoft’s comments or edits, if any, prior to publication, manufacture or distribution of any of the foregoing. Company will at all times during the Term be responsible for manufacturing, assembling, publishing and/or distributing the Product Package and associated materials and will make no changes after receiving Microsoft’s final approval of the same without first obtaining Microsoft’s written approval of such change.

4.5      Microsoft will respond to Company’s request for approval within a commercially reasonable period of time. Microsoft’s approval or rejection of the request from Company will be delivered via U.S. Mail or e-mail to:

  Company Contact: Sean Parry

  Address: 7480 Mission Valley Road, Suite 101, San Diego, California 92108

  e-mail: sparry@madcatz.com

4.6      Company is granted no right to permit any third party to use the Xenon Logos in any manner without Microsoft’s prior written consent and any attempt to do so will be void. Company’s license to use the Xenon Logos in association with Licensed Product(s), will not extend to the merchandising or sale of related or promotional products under such Xenon Logos.

4.7      Company will not use Xenon Logos in connection with any activity that (i) disparages Microsoft or its products or services; (ii) violates or infringes any intellectual property of Microsoft; or (iii) violates any local, state, federal, country, or international regulation or law.

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4.8      Company’s use of the Xenon Logos will comply with the Branding Specifications and will conform in all respects to the Product Package finally approved by Microsoft as required hereunder. Company will not use the Xenon Logos in association with any third party trademarks in a manner that might suggest co-branding or otherwise create potential confusion as to source or sponsorship of the Licensed Product(s) or ownership of the Xenon Logos without written consent (via e-mail is sufficient). Upon notice or other discovery of any non-conformance with the requirements or prohibitions of this section, Company will promptly remedy such non-conformance and notify Microsoft of the non-conformance and remedial steps taken.

4.9      Upon notice or other discovery of any non-conformance of the Licensed Product with the Quality Standards, Microsoft Standards or Certification Specifications (including receipt of any bona fide End-User claims or complaints pertaining to consumer product safety matters), Company will promptly notify Microsoft and remedy such non-conformance in all such units or Product Package regardless of where such are in the chain of distribution, and Company will notify Microsoft of the non-conformance and remedial steps taken.

4.10      Company will assist Microsoft in protecting and maintaining Microsoft’s rights in the Xenon Logos worldwide, including preparation and execution of documents necessary to register the Xenon Logos at Microsoft’s expense, and giving immediate notice to Microsoft of potential infringement of the Xenon Logos, in any country. Microsoft will have the sole right to and in its sole discretion may commence, prosecute or defend, and control any action concerning the Xenon Logos. Company will not during the Term contest the validity of, or by act or omission jeopardize, or take any action inconsistent with, Microsoft’s rights or goodwill in the Xenon Logos in any country, including attempted registration of the Xenon Logos, or use or attempt registration of any mark confusingly similar thereto.

4.11      Company acknowledges Microsoft’s sole ownership of the Xenon Logos worldwide and all associated goodwill. Nothing in this Agreement or in the performance thereof, or that might otherwise be implied by law, will operate to grant Company any right, title, or interest in or to the Xenon Logos other than as specified in the limited license granted herein. Company’s use of the Xenon Logos will inure solely to the benefit of Microsoft. Company hereby assigns and will assign in the future to Microsoft all rights it may acquire by operation of law or otherwise in the Xenon Logos, including all applications or registrations therefore, along with the goodwill associated therewith.

5.	Payments

5.1      License Fees/Advance Royalties.

(a)      PXDK License Fee. Company will pay Microsoft [***] within thirty (30) days of ordering PXDK as consideration for the license of the PXDK to Company.

(b)      Security Feature Fee. On an annual basis, Company will pay Microsoft the fees for each applicable Territory as set forth on Exhibit C for the license of the Security Feature and subject to the additional terms set forth on such Exhibit. The first fee payment will be due within thirty (30) days after the Effective Date and will cover the time period commencing on the Effective Date and ending December 31, 2006. Thereafter, the annual fee will be due on or before January 31 of each successive year of the Term. The Security Feature Fee is above and beyond the actual cost of the Security Chip that Licensee will purchase from the Approved Vendor. All such fees will be paid before manufacture of the units of Licensed Product for which the fee applies. The advance license fees payable under this Section 5.1 are not refundable except as set forth in Section 15.2.

(c)      Xenon Logo Guarantee. On an annual basis, Company will pay Microsoft the guaranteed royalty for each applicable Territory as set forth on Exhibit C for the license of the Xenon Logos and subject to the additional terms set forth on such Exhibit. The first fee payment will be due within thirty (30) days after the Effective Date and will cover the time period commencing on the Effective Date and ending December 31, 2006. Thereafter, the annual fee will be due on or before January 31 of each successive year of the Term. The guaranteed royalty payable under this Section 5.1 is not refundable except as set forth in Section 15.2 but shall be applied as a credit against the royalties payable under Section 5.2.

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5.2      Royalties.

(a)      Licensed Product Royalties. In consideration of the Xenon Logo license rights granted Company for the Licensed Products, Company will pay to Microsoft royalties in the amounts set forth on Exhibit C. The royalty amount will be calculated based on Company’s actual wholesale gross invoice amount billed to customers for the Licensed Products, less any Security Feature Fee, freight charges, bona fide returns, VAT, Price Reductions (defined below), or similar sales taxes (“Net Sales Price”), for each unit of Licensed Product manufactured by or for Company hereunder, including units for Company’s own use and whether or not Company receives payment for such units. The royalty obligation is triggered on the shipment of Licensed Product(s) to customers. A Price Reduction means a credit issued by Company to resellers and distributors for the difference between the price they originally paid to Company for product held in inventory and the reduced price due to a price promotion.

(b)      Royalty Reports and Payments. Company will make quarterly royalty reports to Microsoft within (i) forty-five (45) days after the end of each calendar quarter during the Term; (ii) fifteen (15) days after termination of this Agreement in the event there is no “Sell Off Period” as referenced in Section 15.4; or (iii) in the event there is a “Sell Off Period” as referenced in Section 15.4, within fifteen (15) days after the end of each calendar month during the Sell Off Period and a final report and payment within fifteen (15) days of the end of the Sell Off Period. The royalty report will include monthly sales information and be in a reasonable form as defined by Microsoft. For each calendar quarter, Company will remit payment(s) in accordance with the Sections below in United States Dollars at the same time as submission of the royalty report.

(c)      Place of Payment. Microsoft will address invoices for royalty payments owed by Company to:

  Company Contact: Mike Guerrero

  Address: 7480 Mission Valley Road, Suite 101, San Diego, California 921

  e-mail: mguerrero@madcatz.com

The statements and payments required pursuant to this Section will be delivered by Company to:

Reports: Quarterly royalty reports should be sent via email to:
Microsoft Licensing, GP (MLGP)
Xenon Accounting Services
Email: mslipubx@microsoft.com
Fax: (1) 775/826-0531
Fax (alternative): 1-775-826-0506

Payments will be sent via wire transfer in U. S. Dollars only, to:

Bank of America

1401 Elm Street

Dallas, TX 75202 U.S.A.

Beneficiary: Microsoft Licensing, GP

Account #: 3750891058

ABA #: 111000012

SWIFT #: BOFAUS3N

Or such other address of account as Microsoft may specify from time to time.

5.3      Audit. During the Term and for a period of at least three (3) years thereafter, Company shall keep and maintain, complete and accurate books and records relating to its performance (and any of its manufacturer’s performance) under this Agreement. Upon reasonable advance written notice from Microsoft, Company shall make such books and records available for audit by Microsoft’s internal audit team or an independent certified public accounting firm (together with independent technical personnel if and as reasonably required for such accountant to perform the audit) designated by Microsoft and approved by Company, which approval shall not be unreasonably withheld. Unless otherwise agreed by Microsoft and Company, any such audit shall be conducted during regular business hours, at Company’s principal place of business, not more frequently

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than once in any period of twelve (12) consecutive months and in a manner that does not unreasonably interfere with Company’s normal course of business. If any audit reveals an overpayment, then Company will receive a credit, in the amount of such overpayment, that will be applied only against future royalties payable under this Section 5.3. If any audit reveals an underpayment, then Company will pay Microsoft the amount of the underpayment, together with interest as provided for in Section 5.4, within forty-five (45) days after the date of the auditor’s report. Further, if any audit reveals an underpayment of more than seven percent (7%) of the royalties owed for the Royalty Period(s) subject to the audit, then Company will promptly reimburse Microsoft, upon request, for all costs and expenses reasonably incurred by Microsoft to conduct the audit. Any such audit will be paid for by Microsoft unless material discrepancies are disclosed. “Material” will mean the lesser of $10,000 or five percent (5%) of the royalties due to Microsoft within the audit period. If material discrepancies re disclosed, Company agrees to pay Microsoft for the costs associated with the audit, as well as reimburse Microsoft for all under-reported amounts, plus interest at a rate of 12% per annum.

5.4      Delinquent Payment. Any license fee, royalty or other amount not paid when due and otherwise in accordance with this Section 3 shall bear interest at the rate of one percent (1%) per month or the highest rate permitted by applicable usury law, whichever is less, calculated on a daily basis and compounded on the first day of each calendar month, from the date due until the date received by Microsoft in accordance with Section 5.3. This Section 5.4 does not authorize late payments, and the payment of interest hereunder shall not be lieu of or prejudice any other right or remedy that Microsoft may have on account of Company’s failure to make any payment in accordance with this Section 5.

5.5      Taxes

(a)      Company shall be responsible for the billing, collecting and remitting of sales, use, value added, and other comparable taxes due with respect to the exercise of the License and any other activities of Company and its Subsidiaries under this Agreement (including, without limitation, the collection of revenues). Microsoft is not liable for any taxes (including, without limitation, any penalties or interest thereon) that Company or any of its Subsidiaries is legally obligated to pay in connection with this Agreement, the exercise of the License or any other activities of Company and its Subsidiaries under this Agreement. Company is not liable for any income taxes that Microsoft is legally obligated to pay with respect to any amounts paid to Microsoft by Company under this Agreement.

(b)      All royalties and fees exclude any taxes, duties, levies, fees, excises or tariffs imposed on any of Company’s activities in connection with this Agreement. Company shall pay to Microsoft any applicable taxes that are owed by Company solely as a result of entering into this Agreement and which are permitted to be collected from Company by Microsoft under applicable law, except to the extent that Company provides to Microsoft a valid exemption certificate for such taxes. Company agrees to indemnify, defend and hold Microsoft harmless from any taxes (including, without limitation, sales or use taxes paid by Company to Microsoft) or claims, causes of action, costs (including, without limitation, reasonable attorneys’ fees) and any other liabilities of any nature whatsoever related to such taxes.

(c)      If, after a determination by foreign tax authorities, any taxes are required to be withheld on payments made by Company to Microsoft, Company may deduct such taxes from the amount owed Microsoft and pay them to the appropriate taxing authority; provided, however, that Company shall promptly secure and deliver to Microsoft an official receipt for any such taxes withheld or other documents necessary to enable Microsoft to claim a U.S. Foreign Tax Credit. Company will make certain that any taxes withheld are minimized to the extent possible under applicable law.

(d)      This tax section shall govern the treatment of all taxes arising as a result of or in connection with this Agreement notwithstanding any other section of this Agreement.

6.	Product Review and Certification.

6.1      Review of Proposed Product. Company will identify a single contact person for all business development activity relating to Proposed Products. Company will submit its plans for Proposed Products to

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Microsoft for review with Xenon hardware and software game categories. Feedback regarding the category fit of any Proposed Product may be provided by Microsoft in its sole discretion, to maintain consistent and compatible Xenon peripheral products. Company’s plan will be in writing, and will include at least (to the extent applicable): (i) detailed description of the design, technical and marketing suitability of the Proposed Product, (b) expected suggested retail pricing of the Proposed Product, and (c) estimated annual sales volumes by world region of the Proposed Product(s) based upon assumptions provided by Company.

6.2      Authorization of Security Feature and Xenon Chip(s). Upon Microsoft’s approval of the plan for each Proposed Product, Company may request sample Xenon Chips from the Approved Vendor in quantities approved by Microsoft. Company will use the sample Xenon Chips solely for Proposed Product development and certification testing per Microsoft’s Technical Documentation and Certification Specifications. Upon such approval, Company may also initiate discussions with the Approved Vendor to reach agreement on supply of security chip including price, schedule and other purchase order requirements. Such agreement will include an authorization from Company for Approved Vendor to release information to Microsoft about the number of Xenon Chips purchased.

6.3 Certification of Proposed Product

(a)      Microsoft will at all times control requirements for Xenon certification testing. Modifications to the Certification Specifications and Branding Specifications may be implemented by Microsoft at any time during the Term, but will not be retroactive to any Licensed Product already certified by Microsoft or Certification Testing Center. Prior to the first commercial launch of the Xenon console, Microsoft will perform all Proposed Product certification. Thereafter, Microsoft may designate as necessary a Certification Testing Center to conduct Proposed Product certification testing.

(b)      Company will, at its sole cost and expense, deliver to Microsoft or Microsoft’s Certification Testing Center a minimum of 5 units of the Proposed Product for certification. Company represents and warrants that all of the Proposed Products submitted are representative of product ready for release for general distribution, that Company has adequately and extensively tested the Proposed Products using the PXDK test equipment required by Microsoft, that there are no errors in the Proposed Products, and that the Proposed Products are subject to Company’s ongoing support, error detection and correction. If requested by Microsoft, Company will also provide Microsoft or the Certification Testing Center with copies of all End User installation and technical reference manuals for the Proposed Product(s), as well as any other documentation reasonably requested by Microsoft for operating the Proposed Product(s) and/or conducting the certification activities.

(c)      The Proposed Product(s) will be reviewed for compliance with the Certification Specifications in effect at the time of review. Company will be responsible for supplying any necessary documentation to operate the Proposed Product(s) for verification purposes and for designating a single contact person for technical assistance. If the certification is provided by a Certification Testing Center, Company will pay all verification fees required by the Certification Testing Center and will execute any additional contracts required by the Certification Testing Center. Microsoft is not liable for any damage to the Proposed Product(s) while in transit to and on Microsoft’s premises or that of the Certification Testing Center.

(d)      If a Proposed Product fails to meet the Certification Specifications, Microsoft or the Certification Testing Center will provide Company with a written report indicating the reasons for such failure but will not provide recommendations for improvements to the Proposed Product. Company will promptly replace, repair, or withdraw the Proposed Product from further certification testing. Microsoft will not refund any advance license fees paid for a Proposed Product that does not pass certification testing.

(e)      Company will schedule all certification testing at least three (3) weeks in advance or shorter time as agreed to by Microsoft or the Certification Testing Center. Certification will be performed by Microsoft or the Certification Testing Center subject to the availability of its resources and staff. Microsoft will report to Company on status of testing within two weeks of Company’s submission, but nothing in this Section will require Microsoft to complete testing within such time.

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(f)      In addition to meeting the Certification Specifications and passing the Xenon certification testing, all Proposed Products will be of a quality at least commensurate with the quality of products distributed by Company before the Effective Date and will meet or exceed the Quality Standards and Microsoft Standards. On an annual basis, a Company officer will certify compliance with the Microsoft Standards in writing in a form substantially similar to that attached in Exhibit G as updated from time to time by notice from Microsoft. In the event Microsoft rejects the Proposed Product for failure to comply with the Quality Standards or Microsoft Standards, Company will correct and then resubmit the Proposed Product to Microsoft, or withdraw the Proposed Product from any further certification testing. Microsoft will not refund any advance license fees paid for a Proposed Product that does not pass certification testing or meet the Quality Standards or Microsoft Standards.

6.4  Approval to Deliver Xenon Chip(s). Upon final approval of each Licensed Product, Microsoft will notify the Approved Vendor of such approval, the Company name, the Licensed Product and number of Xenon Chip(s) licenses prepaid by Company pursuant to Section 5.1(b). The Approved Vendor will not ship volumes of the Xenon Chip(s) that exceed the amounts approved by Microsoft in its initial approval or any later updates to that approval for additional pre-payments by Company.

6.5  Control of Xenon Chip(s). Company must provide to Microsoft a detailed plan for secure handling, storage, and scrap of Xenon Chip(s) ninety (90) days prior to their first receipt of Xenon Chip(s). The detailed plan must include full material handling, storage and scrap procedures in place at all Company’s manufacturing facilities where Xenon Chip(s) is delivered, stored, and utilized in Licensed Products. Microsoft has the right to require additional handling, storage and scrap procedures to ensure adequate controls of Xenon Chip(s).

6.6  Prohibition on Unauthorized Manufacture or Distribution.

(a)      In no event will Company manufacture or distribute a Proposed Product, or manufacture or distribute a product in the categories of Licensed Products or Excluded Products set forth on Exhibit E that Company claims to be compatible with the Xenon console, without such product being a Licensed Product under the terms of this Agreement.

(b)      Microsoft may, at its sole discretion, post information regarding the Licensed Product(s) on the applicable Microsoft website(s) provided that Company continues to provide End-User support for the Licensed Product(s) pursuant to Section 11 below, and Company has not requested that Microsoft exclude the Licensed Product(s) from such posting.

7.	No Restriction on Independent Development

Nothing in this Agreement will be construed as restricting Microsoft’s ability to acquire, license, develop, manufacture or distribute for itself, or have others acquire, license, develop, manufacture or distribute any software, firmware, or hardware with the same or similar functionality as the Proposed Product(s), or Licensed Product(s), or to market and distribute such other technology and products.

8.	Product Manufacturing

Company is solely responsible for manufacturing, designing, testing, labeling (including all warnings, use instructions and regulatory compliance), warehousing, distributing, promoting, selling and if necessary recalling the Licensed Product(s), and ensuring that all commercially released versions of the Licensed Product(s) now and in the future are free of defects in material, manufacture and design, and comply with all applicable domestic and international regulations, standards and other laws and standards governing restricted substances, product safety and consumer protections. In no event will Microsoft be deemed to have any such responsibilities with regard to the Licensed Product(s). In particular, under any recycling, collection, recovery, reuse, disposal and/or waste management legislation, Company agrees that it is solely responsible for all Licensed Products(s) as a producer and that Microsoft has no responsibility therefore. Company hereby indemnifies Microsoft in the event that its failure to comply with its responsibilities as a producer or any of its acts or omissions leads to a claim or action being made against Microsoft for Licensed Products under such legislation. Company will provide Microsoft with the name and

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address of the manufacturer(s) of the Licensed Product(s) and the location of its/their manufacturing facilities, and will provide Microsoft with no less than 30 days prior written notice in the event of any changes of such manufacturer. Company will institute manufacturing processes and tests so as to ensure that all units of the Licensed Product(s) manufactured by or for Company meet the Quality Standards and Microsoft Standards, comply with all applicable regulations, standards and other laws and are in compliance with the version of the Proposed Product approved by Microsoft under Section 6.2 of this Agreement. Company agrees to provide Microsoft with samples of the Licensed Product(s) from time to time for purposes of verifying that they continue to meet the Certification Specifications and Quality Standards.

9.	Permission to Demonstrate

Company hereby grants permission to Microsoft during the Term, (i) to use and display Licensed Product(s) at conventions, events, trade shows, press briefings, and the like; and (ii) to use, depict, broadcast, and otherwise display the Licensed Product(s) in advertising and promotional material relating to Xenon and related Microsoft products and services, as Microsoft may reasonably deem appropriate.

10.	Confidentiality and Press Announcements.

10.1      Non-Disclosure Agreement. Microsoft and Company agree that the terms of the Non-Disclosure Agreement (“NDA”) executed by the parties on                              are incorporated herein by this reference. Further, the parties agree that all terms and conditions of this Agreement will be deemed Microsoft Confidential Information as defined therein. In the event that any independent contractor of Company will require access to Microsoft Confidential Information for the purposes of Company’s obligations under this Agreement, Company will enter into written confidentiality agreements with such independent contractors which are at least as protective of the Microsoft Confidential Information as is the NDA.

10.2      Press Releases. Microsoft and Company agree that Company’s initial press release or communication to the press and/or public regarding this Agreement and any subsequent press releases to be published by Company which refer to Microsoft or Xenon, will be mutually agreed upon prior to Company’s release to the public. Company’s requests for approval and Microsoft’s reply thereto will be sent to:

Scott Loomis, Xenon Peripherals Program Manager

Microsoft Corporation, One Microsoft Way, Redmond, WA 98052, USA

e-mail: xbox3pp@xbox.com.

10.3      Mandated Disclosure of this Agreement. Notwithstanding Sections 10.1 and 10.2, the parties acknowledge that this Agreement, or portions thereof, may be required under applicable law to be disclosed as part of or an exhibit to either party’s required public disclosure documents. If either party is advised by its legal counsel that such disclosure is required, it will notify the other in writing and the parties will jointly seek confidential treatment of this Agreement to the maximum extent reasonably possible, in documents approved by both parties and filed with the applicable governmental or regulatory authorities, and/or Microsoft will prepare a redacted version of this Agreement for such filing.

10.4      Access to Xenon Game Publishers. Notwithstanding anything to the contrary contained in the PXDK license between Microsoft and Company, Microsoft agrees that Company may work with publishers and developers of Xenon platform game products, under terms and conditions to be agreed upon by Company and such publisher/developer, for Company’s potential creation of Proposed Products that will maximize such publishers’/developers’ Xenon game products. Nothing in this Agreement will prohibit Company from distributing Company’s Licensed Product(s) as a packaged set together with any third party’s Xenon-compatible game products.

11.	End User Warranties.

Company will be solely responsible for the distribution, marketing, sales, maintenance, and End User warranties of the Licensed Product(s), and for providing technical and all other support to distributors and End Users of the Licensed Product(s). Company will provide all distributors and End Users of the Licensed Product(s) with

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Company’s contact information (including without limitation Company’s street address and telephone number, and the applicable individual/group responsible for customer support). Such distributor and End User support will be consistent with the then-applicable video game peripherals industry standards. Company acknowledges and agrees that Microsoft will have no responsibilities whatsoever for any of the foregoing and that Company will be solely responsible for any and all End User warranty claims.

12.	Company Warranties to Microsoft. Company warrants and represents that:

12.1      It has the full power and authority to enter into this Agreement; and

12.2      The Licensed Product(s) and Product Package comply with all relevant domestic and international regulations, standards, and other laws, including without limitation those pertaining to environmental, restricted substances, recycling, disposal, reuse, waste management, labor, worker safety, product safety and consumer protections applicable to the Licensed Product(s) and Product Packaging, and Company expressly acknowledges that Microsoft has not undertaken and has no duty to test, verify or otherwise ensure that the Licensed Product(s), or Product Package complies with such regulations, standards, and laws;

12.3      The Licensed Products comply with the Quality Standards, Microsoft Standards and the Certification Specifications and the Licensed Products, Product Package and all marketing materials comply with the Branding Specifications.

12.4      Company has and will maintain throughout the Term and for at least two (2) years thereafter, a comprehensive general liability insurance policy with respect to the Licensed Product(s) in an amount not less than U.S.$2,000,000.00 per occurrence. Microsoft will be a named insured on said policy and Company will provide to Microsoft a Certificate of Insurance evidencing Microsoft’s status as an additional insured within 30 days of execution of this Agreement and only at Microsoft’s request a copy of said policy. Company will provide Microsoft with thirty (30) days prior written notice in the event of any policy cancellation or a material change in the terms or provisions of such policy.

12.5      Notwithstanding anything to the contrary contained in this Agreement, in the event Microsoft learns of a material variance in the Licensed Product’s compliance with the Quality Standards, Microsoft Standards or Certification Specifications or Company’s warranty in Section 12.2, Microsoft may terminate this Agreement in accordance with Section 15.3(a).

13.       Microsoft Warranties to Company and Disclaimer of Warranties. Microsoft warrants and represents that: (a) it has the full power to enter into this Agreement; and (b) it has not previously and will not grant any rights to any third party that are inconsistent with the rights granted to Company herein. EXCEPT AS EXPRESSLY STATED IN SECTION 13, MICROSOFT PROVIDES ALL MATERIALS, LICENSES AND SERVICES HEREUNDER ON AN “AS IS” BASIS, AND MICROSOFT DISCLAIMS ALL OTHER EXPRESS OR IMPLIED WARRANTIES UNDER THE APPLICABLE LAWS OF ANY COUNTRY REGARDING THE MATERIALS, LICENSES AND SERVICES, INCLUDING ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR WARRANTY OF NON-INFRINGEMENT OR WITH REGARD TO THE SCOPE, COVERAGE, VALIDITY OR ENFORCEABILITY OF ANY NECESSARY CLAIMS OR THAT ANY NECESSARY CLAIMS OR OTHER INTELLECTUAL PROPERTY RIGHTS APPLY WORLDWIDE. THE ENTIRE RISK AS TO THE QUALITY, USE, OR PERFORMANCE OF ANY MATERIALS PROVIDED BY MICROSOFT HEREUNDER REMAINS WITH COMPANY.

14.       Indemnity/Limitation of Liability.

14.1      Company’s Indemnity of Microsoft. Company will defend, indemnify and hold harmless Microsoft and Microsoft’s affiliates and subsidiaries, and their respective directors, officers, employees, agents, customers and distributors of each of the foregoing from and against any and all claims, actions, demands, legal proceedings, liabilities, damages, losses, judgment, authorized settlements, costs and expenses, including without

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limitation actions by private parties or governmental agencies and reasonable attorney’s fees, arising out of or in connection with any actual or alleged:

(i)      claim that, if assumed to be true, would constitute a breach of a Company warranty, representation or covenant set forth in this Agreement; and/or

(ii)      claim relating to the Proposed Product(s), Licensed Product(s), Product Package or the marketing thereof (except to the extent that Microsoft is obligated to indemnify Company for trademark infringement claims under14.3), including without limitation: (A) claims of actual or alleged infringement by Company, a Proposed Product, a Licensed Product, and/or Product Package, of any patent, copyright, trade secret, mask work right, trademark or other proprietary right of any third party except to the extent that such infringement arises from the Xenon Logos, the Firmware or the Security Feature; (B) claims by any third party that a Proposed Product, Licensed Product, and/or Product Package has caused any injury or bodily harm (including death) or has damaged real property or personal property or the environment; (C) claims based on a violation by Company of, or failure of Proposed Product, Licensed Product, and/or Product Package to comply with, any applicable law or regulation; (D) claims by or on behalf of any subcontractor, supplier, employee or agent of Company; and/or (E) claims related to Company’s use of the Xenon Logos in a manner not authorized under this Agreement.

14.2      In the event Microsoft becomes aware of any such claim, Microsoft shall: (i) reasonably promptly notify Company thereof; and (ii) provide Company with reasonable cooperation in the defense thereof. Unless such claim or the defense thereof could give rise to criminal liability or could have a material effect on Microsoft’s business in the jurisdiction of such proceeding, Microsoft will not settle any such claim without Company’s consent, which will not be unreasonably withheld. Microsoft will have the right to approve the counsel selected by Company to defend any such claim (such approval not to be unreasonably withheld) and will also have the right to have its own counsel participate in the defense of any such claim at Microsoft’s own expense. Notwithstanding the foregoing, and without prejudice to Company’s indemnification obligations or Microsoft’s other rights hereunder, Microsoft will be entitled (using its own counsel and without the consent of Company) to control the defense of, and settle, any claim if Company does not, upon Microsoft’s demand, acknowledge in writing Company’s full responsibility to indemnify therefor.

14.3      Microsoft’s Indemnity of Company. Microsoft will defend, indemnify and hold Company and Company’s affiliates, directors, officers, employees, licensees, agents and independent contractors harmless from and against any costs, damages and fees reasonably incurred by Company, including but not limited to fees of attorneys and other professionals, that are attributable to any third-party claim that the Xenon Logos infringe the trademark of such third party in those countries in which Microsoft distributes the Xenon video game consoles.. Company will provide Microsoft reasonably prompt notice in writing of any such claims and provide Microsoft with reasonable information and assistance, at Microsoft’s expense, to help Microsoft to defend such claims.

14.4      EXCLUSION OF INCIDENTAL, CONSEQUENTIAL AND CERTAIN OTHER DAMAGES. To the maximum extent permitted by applicable law, in no event will Microsoft, its affiliates, subsidiaries, licensors or its suppliers be liable for any special, incidental, indirect, or consequential damages whatsoever under this Agreement (including, but not limited to, damages for loss of profits or confidential or other information, for business interruption, for personal injury, for failure to warn, for failure to meet any duty including of good faith or of reasonable care, for negligence, and for any other pecuniary or other loss whatsoever) even if Microsoft has been apprised of the likelihood of such damages.

14.5      Limitation of Liability and Remedies. Notwithstanding any damages that Company might incur for any reason whatsoever (including, without limitation, all damages referenced above and all direct or general damages), the entire liability of Microsoft, its affiliates, licensors and any of its suppliers under any provision of this Agreement and Company’s exclusive remedy for all of the foregoing, will be limited to the cumulative sum of all license fees and royalty payments received by Microsoft from Company under this Agreement. The foregoing limitations, exclusions and disclaimers will apply to the maximum extent permitted by applicable law, even if any remedy fails its essential purpose.

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15.	Term and Termination.

15.1      Term. The term of this Agreement will commence on the Effective Date and unless terminated earlier as provided in Section 15.2 or 15.3, will continue until two (2) years after the Effective Date. Thereafter the Term will automatically renew for successive one-year periods until the last year Microsoft distributes the Xenon version console unless either party gives written notice of its intent not to renew no less than 90 days prior to the expiration of the initial or any subsequent renewal term.

15.2      Termination without Cause.

Either party may terminate this Agreement without cause upon ninety (90) days’ prior written notice and receive a refund of unused prepaid royalties or license fees if (a) Microsoft decides not to implement the Security Feature in the Xenon platform; or (b) a third party makes available for implementation technology that allows peripheral devices in the categories of Licensed Products listed on Exhibit E to operate with the Xenon console without violation of the Necessary Claims.

15.3      Termination for Cause.

(a)      Microsoft may terminate this Agreement for cause immediately in the event that the PXDK license between Microsoft and Company is terminated or in the event of any breach by Company of the license provisions in Section 3. Microsoft may terminate this Agreement for cause in the event of any of the following: (i) if Company is in material breach or default of any representation, warranty, covenant or agreement hereunder or fails to continue to perform its obligations hereunder, which breach or default is not cured within thirty (30) days of written notice from Microsoft; or (ii) if Company becomes insolvent, upon thirty (30) days written notice from Microsoft; or (iii) if Company becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law, whether domestic or foreign and whether voluntary or involuntary, which is not resolved favorably to Company within sixty (60) days of commencement thereof; or (iv) if Company becomes subject to property attachment, court injunction or court order which has a material adverse effect on its operations.

(b)      Company may terminate this Agreement upon thirty (30) days written notice to Microsoft if Microsoft becomes the subject of any proceeding under any bankruptcy, insolvency or liquidation law, whether domestic or foreign and whether voluntary or involuntary, which is not resolved favorably to Microsoft within sixty (60) days of commencement thereof.

15.4      Effect of Termination; Sell-off Rights. In the event of any termination of this Agreement and subject to any Sell-off Period, Company will immediately (i) cease manufacture and distribution of the Licensed Product, (ii) cease all use of the Xenon Logos and Microsoft Materials, (iii) cancel all purchase orders for Xenon Chips, (iv) destroy all tooling that contains Xenon Logos or only the parts of such tooling that contain Xenon Logos if destruction of such tooling is not commercially reasonable, (v) dispose of Product Packages at Company’s expense as directed by Microsoft in its sole discretion, and (vi) return all unused Xenon Chips. Notwithstanding the foregoing, upon the expiration or termination of this Agreement pursuant to a notice of non-renewal under Section 15.1 or under Section 15.2 above, or in the event this Agreement is terminated by Company under Section 15.3(b), Company will have the right to continue to sell or otherwise dispose of Licensed Product which is in Company’s inventory on the date of such termination or expiration, such right to continue for six (6) months after such expiration or termination (the “Sell-off Period”), provided that Company will not manufacture amounts of Licensed Product in anticipation of such termination or expiration which is in excess of orders expected to be received prior to the termination or expiration date. Company will immediately destroy any inventory units of Licensed Product remaining after the Sell-off Period. Any and all sales or other dispositions of the Licensed Product made under the provisions of this Section 15.4, including such during any Sell-Off Period, will be subject to all of the provisions of this Agreement. Sales by Company to End Users and distributors prior to any termination or expiration of this Agreement will not be abridged or diminished by any expiration or termination of this Agreement.

15.5      Return of Materials. Upon the expiration or termination of this Agreement, each party will promptly return to the other all Confidential Information and other materials of the other that were held by each under the terms of this Agreement.

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15.6      Survival. The provisions of Sections 1, 4.11, 5.3, 7, 8, 10, 11, 12, 13, 14, 15, and 16 will survive any termination or expiration of this Agreement.

16.	Miscellaneous.

16.1      Governing Law; Attorneys’ Fees.

(a)      This Agreement will be construed and controlled by the laws of the State of Washington, and Company further consents to jurisdiction by the state and federal courts sitting in the State of Washington. The parties agree that the U. N. Convention on Contracts for the International Sale of Goods does not apply to this Agreement. Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by the Washington Long Arm Statute. This Section 16 does not prevent Microsoft from seeking injunctive relief with respect to a violation of intellectual property rights or confidentiality obligations in any appropriate jurisdiction.

(b)      If either Microsoft or Company employs attorneys to enforce any rights arising out of or relating to this Agreement, the prevailing party will be entitled to recover reasonable attorneys’ fees.

16.2      Notices and Requests.

All notices and requests in connection with this Agreement will be deemed given as of the day they are received either by messenger, delivery service, or in the U.S. mail, postage prepaid, certified or registered, return receipt requested, and addressed as follows:

Company:	MAD Catz, Inc.
7580 Mission Valley Rd
Suite 101
San Diego, CA 92108-4406
Attention:	Sean Parry

Phone:	(619) 683-9830
Fax:	(619) 683-9839

with a cc to:

Microsoft:	MICROSOFT CORPORATION
One Microsoft Way
Redmond, WA 98052-6399
Attention:	Scott Loomis

with a cc to:	MICROSOFT CORPORATION
One Microsoft Way
Redmond, WA 98052-6399

Phone:	(425) 882-8080
Fax:	(425) 936-7329
Attention:	Law & Corporate Affairs

or to such other address as the party to receive the notice or request so designates by written notice to the other.

16.3      Assignment. This Agreement, and any rights or obligations hereunder will not be assignable by Company by contract or by operation of law without first obtaining Microsoft’s written consent. An assignment will be deemed to include without limitation (a) a merger of Company with another party, whether or not Company is the

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surviving entity, (b) the acquisition of more than twenty percent (20%) of any class of Company’s voting stock by another party, or (d) the sale or other transfer of more than fifty percent (50%) of Company’s assets (whether in a single transaction or series of transactions) any of which results in the assumption of management control by another corporation or its nominees. Microsoft may assign this Agreement in whole or in part to any affiliate or subsidiary (direct or indirect) or in connection with any merger, reorganization or consolidation. Subject to the limitations of this Section 16, this Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs, and permitted assigns. Any attempted transfer or assignment in violation of this Section will be void; and, in the event of any such assignment or attempted assignment by Company, Microsoft shall have the right to immediately terminate the Agreement.

16.4      Independent Contractors. This Agreement is intended solely as a license agreement, and no partnership, joint venture, agency, or other form of agreement or relationship is intended.

16.5      Enforceability/Waiver. If any provision of this Agreement will be held by a court of competent jurisdiction to be illegal, invalid or unenforceable, the remaining provisions will remain in full force and effect. No waiver of any breach of any provision of this Agreement will constitute a waiver of any other breach of the same or any other provision hereof, and no waiver will be effective unless made in writing and signed by an authorized representative of the waiving party.

16.6      Government Approvals. Company shall, at its own expense, obtain and arrange for the maintenance in full force and effect of all foreign and domestic governmental and regulatory approvals, consents, licenses, authorizations, declarations, filings, and registrations as may be necessary or advisable for the performance of all of the terms and conditions of the Agreement including, but not limited to, foreign exchange approvals, import and offer agent licenses, fair trade approvals and all approvals which may be required to realize the purposes of the Agreement.

16.7      Injunctive Relief. The parties agree that Company’s threatened or actual unauthorized use of the Xenon Logos or Microsoft Materials, whether in whole or in part, will result in immediate and irreparable damage to Microsoft for which there is no adequate remedy at law, and in such event Microsoft will be entitled to appropriate injunctive relief, without the necessity of posting bond or other security.

16.8      Entire Agreement/Modification. The parties hereto acknowledge that they have read this entire Agreement and understand it, and they agree to be bound by all its terms and conditions. They further agree that this Agreement, the NDA and all exhibits hereto constitute a single, integrated written contract expressing the entire agreement between the parties with respect to the subject matter hereof and all prior and contemporaneous communications and negotiations, whether written or oral, have been and are merged and integrated into, and are superseded by, this integrated written agreement. No covenants, agreements, representations or warranties of any kind whatsoever have been made by any party hereto, except as specifically set forth in this integrated written contract. This Agreement will not be modified except by a written agreement of even date herewith or subsequent hereto signed on behalf of Company and Microsoft by their duly-authorized representatives.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the dates indicated below.

MICROSOFT CORPORATION	MAD CATZ, INC

One Microsoft Way	7580 Mission Valley Rd

Redmond, WA 98052	Suite 101

San Diego, CA 92108-4406

By (Signature)	By (Signature)

Name (Print)	Name (Print)

Title	Title

Date	Date

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EXHIBIT A

MICROSOFT MATERIALS

Technical Documentation:

1.	Xenon Controller Requirements
2.	Xenon Controller XUSB Specification
3.	Xenon Controller Certification Requirements
4.	XNA common controller WindowXP driver [in object code only]
5.	Xenon Controller Security Interface Specification

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EXHIBIT B-1

XENON LOGOS

Xenon Product Jewel Logo

[to be supplied at a later date]

Xenon Certified Logo

[to be supplied at a later date]

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EXHIBIT B-2

Branding Specifications

•	Company may use the Xenon Certified Logo on the Product Package as instructed by Microsoft for Licensed Product(s), and End-User documentation (excluding the warranty accompanying the Licensed Product), and marketing materials for the Licensed Product(s), and in no other manner.

•	Company may use the Xenon Product Jewel Logo solely on Licensed Product casing and no other product casing or other materials.

•	Company’s name, logo, or trademark must appear on any materials where the Xenon Logos are used, and must be larger and more prominent than the Xenon Logos.

•	The Xenon Logos may not be used in any manner that expresses or might imply Microsoft’s affiliation, sponsorship, endorsement, certification, or approval, other than as contemplated by this Agreement.

•	The Xenon Logos may not be included in any non-Microsoft trade name, business name, domain name, product or service name, logo, trade dress, design, slogan, or other trademark.

•	Company may use the Xenon Logos only as provided by Microsoft electronically or in hard copy form. Except for size subject to the restrictions herein, the Xenon Logos may not be altered in any manner, including proportions, colors, elements, and so on, or animated, morphed, or otherwise distorted in perspective or dimensional appearance.

•	The Xenon Logos may not be combined with any other symbols, including words, logos, icons, graphics, photos, slogans, numbers, or other design elements.

•	The Xenon Logos may not be imitated.

•	The Xenon Logos may not be used as a design feature in any materials.

•	The Xenon Logos must stand alone. A minimum amount of empty space must surround any Xenon Logo, separating it from any other object, such as type, photography, borders, edges, and so on. The required area of empty space around the Xenon Logos is 1/2x, where x equals the height of the Xenon Logo.

•	Use the trademark symbol (“™”) at the upper right corner or baseline immediately following the name “[Xenon].” This symbol should be used at the first or most prominent mention. Please be sure to spell [Xenon] or Xbox as one word, with no hyphen and with no spaces between “X” and “box.” Capitalization convention is to capitalize the “X” and lowercase the rest of the name. [“Xenon” is a placeholder for the final product name.]

•	Each use of the Xenon Logos must include the notice: “[Xenon] and the [Xenon] logo(s) are trademarks of Microsoft Corporation in the United States and/or other countries and are used under license from Microsoft.” [“Xenon” is a placeholder for the final product name.]

•	The official descriptor for the Xenon console is “video game and entertainment console,” i.e., “Xenon™ video game and entertainment console.” Use the appropriate descriptor immediately after first mention of the name in text and at first mention in each chapter of documentation that references the name; thereafter the trademark should appear with an appropriate descriptor about 50% of the time. Other appropriate descriptors may be used for related products, such as “controller” or “game.” For example:

Xenon™ video game and entertainment console

Xenon™ controller

Xenon™ game

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•	Do not use the Xenon trademark in a possessive or plural form.

Examples:

DO say:	Cool new features available in the Xenon video game console
DON’T say:	Xenon’s cool new features

DO say:	They ordered two Xenon video game consoles
DON’T say:	They ordered two Xenones

•	Do not abbreviate Xbox. Neither “XB” nor the letter “X” by itself should be used as a substitute for “Xbox” or used to represent or to imply an association with “Xbox.” The following are a few Dos and Don’ts to guide you in selecting an appropriate name for Licensed Product. Product names, codenames, taglines/sell lines, and marketing copy should also be consistent with these guidelines.

•	DON’T use “X” followed by a generic term (e.g., Xtennis or X-Tennis).

Exceptions: Established product names that are being adapted for the Xenon video game console or existing brands in other areas of use (e.g. X-Men; X-Files).

•	DON’T use “X” as a suffix or version identifier (e.g. Motocross Madness X or MotoX).
•	DON’T create a coined term for a peripheral device that begins with the letter “X.” (e.g. X-O-Skeleton).
•	DON’T use a stylized “X” that resembles the Xenon logo, e.g.,

DON’T use similar colors

DON’T use a similar shape

DON’T use the same font style

•	DON’T create taglines/sell lines or marketing copy that emphasize the letter “X” (e.g. Come see the ultimate Xcitement/eXcitement … Xenon).

Notwithstanding the above guidelines, it is OK to use “X” in a product name in the following circumstances:

•	As a prominent element of a word that contains the letter “X,” provided that “X” does not resemble the Xbox logo.
•	The “X” is part of an established product name that is being adapted for the Xenon console or is an existing brand in other areas of use (outside of gaming).
•	“X” is a portion of an actual word (i.e., not a coined term) e.g. Xylophone or Boxer, or a commonly used term, e.g. Xtreme.
•	“X” is used as part of an acronym (e.g., TTX) where the “X” does not represent “Xenon”
•	You may use “PXDK” in text as an abbreviation for the “Xenon Development Kit (Peripheral)” after the term has been defined, i.e., “Xenon Development Kit (Peripheral)(“PXDK”).”

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EXHIBIT C

FEES

1.	[***]

[*] CERTAIN MATERIAL (INDICATED BY AN ASTERISK) HAS BEEN OMITTED FROM THIS DOCUMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT. THE OMITTED MATERIAL HAS BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.

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EXHIBIT D

Certification Testing Centers

[to be supplied at a later date]

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EXHIBIT E

Authorized Licensed Products, Excluded Products, Territory

1.	Licensed Game Peripheral Products
•	Wired game pads
•	Wired steering wheels (FFB not included at this time)
•	Wired arcade sticks
•	Wired flight stick (joystick)
•	Wired dance pad

2.	Excluded Products
•	Light guns
•	Cheat cards
•	Memory units
•	Wireless Products
•	Hard Drives

For purposes of this Agreement, “Wireless Products” means devices that use a radio to connect to the Xenon game console rather than electrical or physical connection through cabling and includes devices that connect through a dongle and that use a radio to connect from the dongle to the device.

3.	Territory

•	North America
•	Europe and Rest of World

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EXHIBIT F

APPROVED VENDORS

[to be supplied at a later date]

Xenon Chip Identification Number	Contact Information	Approved Vendor

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EXHIBIT G

Certificate of Compliance

Supplier Certificate of Compliance (CoC)

    Supplier Information

Company Name:	Address:
SRSM (Supplier Restricted Substance Mngr):	Title:
SRSM Phone:	Email:

As a Supplier of licensed products, components or materials to Microsoft, we have received a copy of Microsoft “Restricted Substances for Hardware Products (H00594)” specification, have personnel qualified to understand the technical requirements of this specification, and have taken adequate due diligence measures to ensure compliance with H00594 restricted substances requirements.

If flame retardant substances are present in circuit boards, cable assemblies, connectors, plugs, jacks or external plastics specify the substance and where used. If 94V0 rated plastics are used, specify where used. If polyvinyl chloride (PVC) is present in the product (except for external cables and wire insulation), specify the substance and where used.

If none of the above substances are present, specify “NOT USED” on line 1 below. (Use additional sheet if necessary):

SUBSTANCE (List Flame Retardant Chemical or PVC)	WHERE USED (in Product)

    Product Information

Product Names & Number:	Device (ex. Gamepad, Steering wheel):
PNs / EIPNs / SKUs:	Time Period (minimum 12 months):
From: To:

I certify that the supplied product (see above) conforms fully to the requirements of the Microsoft “Restricted Substances for Hardware Products (H00594)” specification and that no banned Ozone Depleting Chemicals (per the Montreal Protocol) are used in the manufacture of Microsoft products.

    Supplier Electronic Signature

SRSM:	Date:

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